Exhibit 10.24

                  BOX ENERGY CORPORATION SEVERANCE PLAN

                                   I.

                      DEFINITIONS AND CONSTRUCTION

     1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

          (a) "Base Pay" shall mean the annual rate of base compensation paid by the Company to a Covered Employee (including amounts which the Covered Employee could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company), excluding overtime pay, bonuses, employee benefits, automobile allowances, added premiums, differentials, and all forms of incentive compensation. Base Pay shall be determined effective as of the date of the Covered Employee's Involuntary Termination. A "Month's Base Pay" shall mean Base Pay divided by twelve.

          (b) "Committee" shall mean the committee appointed by the Company to administer the Plan.

          (c) "Covered Employee" shall mean any individual who, on or after the Effective Date, is a regular employee of the Company and who is scheduled to work 80% or more of a full-time schedule other than (1) any individual who is a nonresident alien, (2) any individual who is not on the Company's United States payroll and (3) any individual who the President of the Company determines is not eligible or is no longer eligible to be a Covered Employee provided that such determination shall be effective only upon delivery to such individual of written notice of such ineligibility for Plan coverage.

          (d)  "Effective Date" shall mean November 1, 1997.

          (e) "Company" shall mean Box Energy Corporation or its successor, and, for the period from May 13, 1981 through April 15, 1992, CKB & Associates, Inc.

          (f) "Directors" shall mean the Board of Directors of the Company.

          (g) "Involuntary Termination" shall mean any termination, on or after the Effective Date, of a Covered Employee's employment with the Company which does not result from a resignation or retirement by the Covered Employee; provided, however, the term "Involuntary Termination" shall not include:

               (1)  a Termination for Cause;

               (2) a termination as a result of the Covered Employee's death;

               (3) any termination as the result of the Covered Employee's disability under circumstances entitling him to benefits under the Company's short-term or long-term disability plans; or

               (4) any termination which the Company expects to be of short duration and pursuant to which the Covered Employee is subject to reemployment with the Company within a reasonable period of time (as determined by the Committee).

          (h)  "Severance Amount" shall mean:

               (1) with respect to a particular Covered Employee who is classified by the Company as a non-exempt employee, an amount equal to the greater of (A) 2 Months' Base Pay or (B) 1/2 Month's Base Pay for each of such Covered Employee's Years of Service up to 6 Years of Service;

               (2) with respect to a particular Covered Employee who is classified by the Company as an exempt employee but not classified as an executive for purposes of the Plan, an amount equal to the greater of (A) 6 Months' Base Pay or (B) 1 Month's Base Pay for each of such Covered Employee's Years of Service up to 9 Years of Service; and

               (3) with respect to a Covered Employee who is an exempt employee who is classified as an executive for purposes of the Plan, the greater of (A) 12 Months' Base Pay or (B) 1 Month's Base Pay for each of such Covered Employee's Years of Service up to 18 Years of Service.

          (i) "Termination for Cause" shall mean any termination of a Covered Employee's employment with the Company by reason of the Covered Employee's (1) conviction of any felony or of a misdemeanor involving moral turpitude, (2) material failure to perform his duties or responsibilities in a manner satisfactory to the Company, (3) engagement in conduct which is injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company's or an affiliate's funds or other property), (4) engagement in business activities which are in conflict with the business interests of the Company, (5) insubordination, (6) engagement in conduct which is in violation of the Company's safety rules or standards or which otherwise causes injury to another employee or any other person, (7) engagement in conduct which is in violation of any policy or work rule of the Company or (8) engagement in conduct which is in violation of the Company's guidelines for appropriate employee conduct or which is otherwise inappropriate in the office or work environment.

          (j) "Year of Service" shall mean, with respect to a particular Covered Employee, each full year of such Covered Employee's continuous employment by the Company from his most recent date of hire to the date his employment is subject to an Involuntary Termination.

     1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                    II.

                         SEVERANCE BENEFITS

     2.1 Severance Benefits. Subject to the provisions of Section 2.2 hereof, if a Covered Employee's employment by the Company shall be subject to an Involuntary Termination and such Covered Employee is not entitled to severance benefits under an individual contract, agreement or arrangement, then the Covered Employee shall be entitled to a lump sum cash payment within a reasonable period of time after his termination of employment in an amount equal to the Severance Amount. Severance Amount payments provided herein shall be subject to any required tax withholding. If a Covered Employee is entitled to severance benefits under an individual contract, agreement or arrangement or claims entitlement to severance benefits under such contract, agreement or arrangement, such Covered Employee shall not be entitled to any Severance Amount pursuant to the preceding sentence but shall instead be entitled to severance benefits in such amount and form as are provided pursuant to the terms of such contract, agreement or arrangement (which contract, agreement or arrangement is hereby incorporated by reference and made a part of this
Plan).

     2.2 Release and Full Settlement. As a condition to the receipt of any severance payment hereunder, the Company, in its sole discretion, may require a Covered Employee whose employment by the Company has been subject to an Involuntary Termination to first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims or causes of action arising out of such Covered Employee's employment with the Company or the termination of such employment, and the performance of the Company's obligations hereunder and the receipt of the benefits provided hereunder by such Covered Employee shall constitute full settlement of all such claims and causes of action.

     2.3 Mitigation. A Covered Employee shall not be required to mitigate the amount of any payment provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits.

     2.4 Repayment Upon Reemployment. If a Covered Employee who has received severance benefits pursuant to the first sentence of Section 2.1 above is reemployed by the Company other than on a temporary or part-time basis or as an independent contractor, he shall be required to repay to the Company the following amount:

          (a) The Severance Amount paid to him by the Company incident to his Involuntary Termination; minus

          (b) The amount of Months' Base Pay that he would have received from the Company between the date of his Involuntary Termination and the date of his reemployment by the Company had he remained employed by the Company during such period.

Any repayment required pursuant to this Section 2.4 shall be made in a single lump sum within thirty days of the Covered Employee's reemployment with the Company; provided, however, that the Company, in its sole discretion, may permit the Covered Employee to tender such repayment by payroll deductions over such period of time as the Company may determine.

                                 III.

                       ADMINISTRATION OF PLAN

     3.1 Plan Administration. For the purposes of the Plan and the Employee Retirement Income Security Act of 1974, as amended, the plan administrator and named fiduciary of the Plan is the Committee. The Committee shall hold such meetings and establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. All actions of the Committee shall be recorded by a secretary who need not be a Committee member. The Committee shall have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

          (a) To make and enforce such rules and regulations as it may deem necessary or proper for the orderly and efficient administration of the Plan;

          (b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

          (c)  To authorize the payment of benefits under the Plan;

          (d)  To prepare and distribute information explaining the Plan;

          (e) To appoint or employ persons to assist in the administration of the Plan; and

          (f) To obtain such information as is necessary for the proper administration of the Plan.

The Committee may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions to qualified individuals. The Company agrees to indemnify the members of the Committee against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan if such act or omission was in good faith.

     3.2 Claims Review. In any case in which a Covered Employee's claim for Plan benefits is denied or modified, the Committee shall:

          (a)  state the specific reason for the denial or modification;

          (b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;

          (c) provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim and an explanation of why such material or information is necessary; and

          (d) explain the Plan's claim review procedure as contained herein.

In the event the request is denied or modified, if the Covered Employee or his representative desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. Within sixty days following such request for review the Committee shall render its final decision in writing to the Covered Employee or his representative stating specific reasons for such decision. If special circumstances require an extension of such sixty-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee or representative prior to the commencement of the extension period.

     3.2 Mandatory Arbitration. Any controversy or claim arising from or relating to a claim for benefits payable by the Plan of a Covered Employee who is not satisfied with the decision of the Committee pursuant to the Plan's claims review procedure, shall be settled by arbitration administered by the American Arbitration Association under its Employee Benefit Plan Claims Arbitration Rules, incorporated by reference herein. The decision of the arbitrator shall be final and binding and judgment on the award may be entered in any court having jurisdiction. In reviewing the decision of the Committee, the arbitrator shall use the standard of review which would be used by a Federal court in reviewing such decision under the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Covered Employee and the Company shall share equally the cost of such arbitration.

                                  IV.

                        GENERAL PROVISIONS

     4.1 Funding. The benefits provided herein shall be unfunded and shall be provided from the Company's general assets.

     4.2 Cost of Plan. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Covered Employees.

     4.3 Plan Year. The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year.

     4.4 Amendment and Termination. The Plan may be amended from time to time, or terminated and discontinued, at any time, in each case at the discretion of the Directors; provided, however, that the Plan may not be amended or terminated with respect to any Covered Employee who in October of 1997 agreed to amend his or her individual severance benefit contract, agreement or arrangement to modify the definition of events triggering severance benefit entitlement. A Plan amendment shall be effected by adoption of the Directors of a resolution setting forth such amendment and by execution by the Company's president or his delegatee of a written instrument of Plan amendment. Plan termination shall be effected by adoption by the Directors of a resolution to terminate the Plan and by execution of the Company's president or his delegatee of a written instrument of Plan termination.

     4.5 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

     4.6 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     4.7 Nonalienation. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

     4.8 Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas except to the extent preempted by federal law.

     IN WITNESS WHEREOF, the Company has executed this Plan this 22 day of October, 1997.

                                 BOX ENERGY CORPORATION


                                 By  /S/ James A. Watt